Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs (414) 347-3836

Sensient Technologies Corporation

Reports Earnings for the Quarter Ended March 31, 2004

Cash flow up sharply

MILWAUKEE—April 19, 2004 — Sensient Technologies Corporation (NYSE: SXT) announced today that revenue in the first quarter ended March 31, 2004, increased 8.1% to $254.2 million from $235.1 million reported for last year’s comparable quarter. First quarter 2004 diluted earnings per share equaled 32 cents, consistent with previously provided guidance. Diluted earnings per share in the first quarter of 2003 totaled 43 cents, which included a tax benefit of three cents per share for the settlement of prior years’ tax liabilities. Cash flow provided by operating activities increased to $24.8 million in the quarter compared to $0.9 million in last year’s first quarter.

“As stated previously, we expected to experience a softness in certain markets, particularly North American food and beverage, through the second quarter of this year. In fact, our North American flavor business has already begun to recover and our cash flow is up substantially. Our cost saving initiatives are expected to bring even greater improvement in the second half,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation.

BUSINESS REVIEW

Flavors & Fragrances Group revenue rose 8.6% to $151.6 million in the first quarter from $139.5 million in last year’s first quarter. Group revenue benefited from favorable foreign currency exchange rates and strong sales of fragrance products resulting from

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Sensient Technologies Corporation	Page 2
Earnings Release – Quarter ended March 31, 2004
April 19, 2004

recent investments to expand aroma chemical production. Operating income for the quarter was $17.8 million compared to $20.0 million in the prior year’s first quarter. Lower pricing and increased costs related to dehydrated flavors offset increased profits from traditional flavors in North America and fragrances.

Color Group revenue was up 5.1% to $94.2 million in the first quarter of 2004 compared to $89.6 million in the prior year’s first quarter. Favorable foreign currency exchange rates and cosmetic color sales boosted quarterly revenue. Sales of synthetic food and beverage color were down for the quarter, which lowered profits. First quarter operating income of $15.6 million was down compared to last year’s first quarter, but represented significant improvement over fourth quarter 2003 operating income of $12.2 million, and continued improvement is expected as the year progresses.

2004 OUTLOOK

For 2004, Sensient expects diluted earnings per share to be within a range of $1.75 to $1.80. Diluted earnings per share for second quarter 2004 are expected to be approximately 38 cents.

CONFERENCE CALL

The Company will hold its conference call to discuss 2004 first quarter results at 10:00 a.m. CDT on Monday, April 19, 2004. To make a reservation for the conference call, contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.

A replay will be available beginning at 1:00 p.m. CDT on April 19, 2004, through midnight on April 26, 2004, by calling (706) 645-9291 and referring to pass code

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Sensient Technologies Corporation	Page 3
Earnings Release – Quarter ended March 31, 2004
April 19, 2004

6612049. A transcript of the call will also be posted on the Company’s web site at www.sensient-tech.com after the call concludes.

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion & Analysis of Operations & Financial Condition in our most recently filed annual report on Form 10-K for the year ended December 31, 2003. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical ingredient systems, inkjet and specialty inks, display imaging chemicals, and other specialty chemicals. The Company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient-tech.com

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Sensient Technologies Corporation	Page 4
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings

	Three Months Ended March 31,
	2004	2003	% Change
Revenue	$254,165	$235,097	8.1

Cost of products sold	179,493	158,115	13.5
Selling and administrative expenses	46,089	42,048	9.6

Operating income	28,583	34,934	(18.2)
Interest expense	7,363	7,245

Earnings before income taxes	21,220	27,689	(23.4)
Income taxes	6,260	7,227

Net earnings	$14,960	$20,462	(26.9)

Earnings per common share:
Basic	$0.32	$0.43	(25.6)

Diluted	$0.32	$0.43	(25.6)

Average common shares outstanding:
Basic	46,475	47,058	(1.2)

Diluted	46,738	47,398	(1.4)

Results by Segment

	Three Months Ended March 31,
Revenue	2004	2003	% Change

Flavors & Fragrances	$151,564	$139,528	8.6
Color	94,166	89,568	5.1
Corporate & other	16,859	14,978	12.6
Intersegment elimination	(8,424)	(8,977)	(6.2)

Consolidated	$254,165	$235,097	8.1

Operating Income	2004	2003	% Change

Flavors & Fragrances	$17,812	$20,028	(11.1)
Color	15,649	20,196	(22.5)
Corporate & other	(4,878)	(5,290)	(7.8)

Consolidated	$28,583	$34,934	(18.2)

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Sensient Technologies Corporation	Page 5
(In thousands, except percentages and per share amounts)

Consolidated Condensed Balance Sheets

March 31,	2004	2003
Current assets	$533,564	$493,263
Intangibles (net)	440,381	394,197
Property, plant and equipment (net)	384,479	337,680
Other assets	77,978	90,031

Total Assets	$1,436,402	$1,315,171

Current liabilities	$268,118	$220,260
Long-term debt	522,474	514,446
Accrued employee and retiree benefits	30,853	43,072
Other liabilities	34,479	26,191
Shareholders’ equity	580,478	511,202

Total Liabilities and Shareholders’ Equity	$1,436,402	$1,315,171

Consolidated Statements of Cash Flows

Three Months Ended March 31,	2004	2003
Net cash provided by operating activities	$24,826	$853

Cash flows from investing activities:
Acquisition of property, plant and equipment	(9,635)	(10,336)
Acquisition of new businesses (net of cash acquired)	—	(4,107)
Proceeds from sale of assets	—	1,948
Decrease in other assets	2,078	68

Net cash used in investing activities	(7,557)	(12,427)

Cash flows from financing activities:
Proceeds from additional borrowings	19,470	23,232
Reduction in debt	(29,013)	(691)
Purchase of treasury stock	—	(4,969)
Dividends paid	(7,009)	(6,763)
Proceeds from options exercised and other	326	2,693

Net cash (used in) provided by financing activities	(16,226)	13,502

Effect of exchange rate changes on cash and cash equivalents	(276)	526

Net increase in cash and cash equivalents	767	2,454
Cash and cash equivalents at beginning of period	3,250	2,103

Cash and cash equivalents at end of period	$4,017	$4,557

Supplemental Information

Three Months Ended March 31,	2004	2003

Depreciation and amortization	$12,247	$11,074

Dividends per share	$0.1500	$0.1400

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